Exhibit 99.4

Financial Statements

June 30, 2010

COLONIALWEBB CONTRACTORS COMPANY

Balance Sheet

June 30, 2010

Assets

Current assets:
Cash and cash equivalents	$28,559,776
Accounts receivable - net	34,286,988
Costs and estimated earnings in excess of billings	4,543,644
Prepaid expenses and other current assets	976,618
Inventory	624,685
Service work in progress	1,314,693

Total current assets	70,306,404

Long-term assets:
Cash surrender value of life insurance	19,600
Property and equipment - net	10,039,200

Total long-term assets	10,058,800

Total assets	$80,365,204

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$2,921,570
Accounts payable	10,553,645
Accrued liabilities	4,321,768
Accrued compensation	5,804,270
Billings in excess of costs and estimated earnings	12,240,632

Total current liabilities	35,841,885

Long-term liabilities:
Deferred compensation	2,076,398
Long-term debt - less current portion	4,825,833

Total long-term liabilities	6,902,231

Total liabilities	42,744,116

Stockholders’ equity	37,621,088

$80,365,204

COLONIALWEBB CONTRACTORS COMPANY

Statement of Income

Six Months Ended June 30, 2010

Revenue	$92,313,724

Cost of Revenue	67,330,816

Gross profit	24,982,908

Operating expenses	17,615,049

Income from operations	7,367,859

Other income (expense):
Interest income	167,251
Other income	9,440
Interest expense	(181,354)
Gain on sale of equipment	52,192

Total other expense	47,529

Net income	$7,415,388

COLONIALWEBB CONTRACTORS COMPANY

Statement of Stockholders’ Equity

Six Months Ended June 30, 2010

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity
Balance, December 31, 2009	115,903	$115,903	$15,992,217	$17,773,317	$(14,961)	$33,866,476

Net income	—	—	—	7,415,388	—	7,415,388

Dividends paid	—	—	—	(3,675,737)	—	(3,675,737)

Other comprehensive loss:
Change in unrealized loss on interest rate swap	—	—	—	—	14,961	14,961

Balance, June 30, 2010	115,903	$115,903	$15,992,217	$21,512,968	$—	$37,621,088

Common stock authorized	150,000

COLONIALWEBB CONTRACTORS COMPANY

Statement of Cash Flows

Six Months Ended June 30, 2010

Cash flows from operating activities:
Net income	$7,415,388
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,482,957
Gain on sale of equipment	(52,192)
Increase in cash surrender value of life insurance	(19,600)
Changes in operating assets and liabilities:
Accounts receivable - net	290,819
Costs and estimated earnings in excess of billings	319,952
Prepaid expenses and other current assets	40,236
Inventory	132,874
Service work in progress	(927,569)
Accounts payable	141,164
Accrued liabilities	(190,670)
Accrued compensation	(2,753,006)
Billings in excess of costs and estimated earnings	(646,972)

Net cash provided by operating activities	5,233,381

Cash flows from investing activities:
Purchases of property and equipment	(1,239,762)
Proceeds from sale of property and equipment	109,817

Net cash used in investing activities	(1,129,945)

Cash flows from financing activities:
Payments on debt	(1,255,556)
Proceeds from borrowings of long-term debt	940,707
Dividends paid	(3,675,737)

Net cash used in financing activities	(3,990,586)

Net increase in cash	112,850

Cash and cash equivalents, beginning of period	28,446,926

Cash and cash equivalents, end of period	$28,559,776

Supplemental disclosure of cash flow information:
Cash paid for interest	$138,642